Exhibit 5.1

15 August, 2008

Ninetowns Internet Technology Group Company Limited 22nd Floor, Building No.1 Capital A Partners No.20 Gong Ti East Road Chaoyang District Beijing 100020 People’s Republic of China

Dear Sirs,

Ninetowns Internet Technology Group Company Limited (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a Registration Statement on Form S-8 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the Securities and Exchange Commission (the “Commission”) on 15 August, 2008 relating to the registration under the United States Securities Act of 1933, as amended (the “Securities Act”) of 2,500,000 and 2,800,000 ordinary shares,  par value HK$0.025 per share (the “Ordinary Shares”), issuable pursuant to the Amended and Restated 2004 Share Option Plan (the “2004 Plan”) and the 2006 Share Incentive Plan (the “2006 Plan”) respectively, which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto.

For the purpose of giving this opinion, we have examined copies of the Registration Statement, the 2004 Plan and the 2006 Plan.  We have also reviewed the amended and restated memorandum and articles of association of the Company adopted by the Company on 9 November, 2004 which became effective on 3 December, 2004, the current amended and restated memorandum and articles of association of the Company adopted on 15 September, 2006, copies of minutes of annual general meeting of the shareholders of the Company dated 2 December, 2005 and written resolutions of the board of directors of the Company dated 21 October, 2005 (together, the “Resolutions”) and such other documents, and made such enquires as to questions of law, as we have deemed necessary in order to render the opinion set forth below.

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We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement, the 2004 Plan and the 2006 Plan and other documents reviewed by us, (c) that the resolutions contained in the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (d) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (e) that, upon the issue of any Ordinary Shares, the Company will receive consideration for the exercise price thereof which shall be equal to at least the par value thereof, (f) the validity and binding effect under the laws of the State of New York of the 2004 Plan in accordance with its terms, (g) that on the date of issuance of any of the Ordinary Shares the Company will have sufficient authorised but unissued Ordinary Shares, and (h) that on the date of issuance of any award under the 2004 Plan and the 2006 Plan, the Company will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.  This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Ordinary Shares by the Company pursuant to the 2004 Plan and the 2006 Plan and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

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The Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

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When issued and paid for in accordance with the terms of the 2004 Plan and the 2006 Plan, the Ordinary Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

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Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman

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